Exhibit 99.76

NEWS RELEASE

For Immediate Release	Contact: Tom McGraw
650-875-4865

FNB Bancorp Appoints New Director, Ronald R. Barels, DDS

South San Francisco, CA: June 30, 2009: FNB Bancorp (Bulletin Board FNBG.OB), the holding company for First National Bank of Northern California, is pleased to announce the appointment of Ronald R. Barels, DDS to the Board of Directors of FNB Bancorp and First National Bank of Northern California, effective June 26, 2009.

Mr. Barels is currently the owner and manager of Cypress Golf Course in Colma, California. Mr. Barels has a strong background in business as a dental practice owner and has served as a Director of the Colma-Daly City Chamber of Commerce and as a Director of the San Mateo County Community Colleges Foundation.

“Ron brings significant business and community experience to FNB Bancorp and First National Bank of Northern California,” said Chairman of the Board Mike Wyman. “Ron’s unique combination of professional business experience, combined with his dedicated community service and involvement make him an ideal board candidate for a bank like First National Bank of Northern California. Our legacy, under the direction of our Board of Directors, has been meeting the credit and depository needs of our communities for 46 years and in doing so, enhancing the quality of life for our communities.”

First National Bank of Northern California was established in 1963 in Daly City, California. Today, the Bank has 11 branches in San Mateo County and two branches in San Francisco with total assets of approximately $681,000,000 (six hundred eighty one million dollars).

For further information contact:
Dave A. Curtis
SVP/CFO
Tel: (650) 875-4862 Fax: (650) 588-9695